Exhibit 99.K

UNIT TRANSFER AGREEMENT

This Unit Transfer Agreement (this “Agreement”) is entered into as of December 31, 2022, by and among The Mortgage Opportunity Group, LLC (“TMO”) and Libman Family Holdings, LLC (“LFH”). Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings set forth in the Amended and Restated Limited Liability Company Agreement, dated as of April 1, 2021 (the “LLC Agreement”), of Finance of America Equity Capital LLC (“FoA Equity”).

WHEREAS, each of TMO and LFH is a Member of FoA Equity and a Principal Stockholder pursuant to terms of the LLC Agreement and are each party to (i) Stockholders Agreement, dated as of April 1, 2021, between Finance of America Companies Inc. (“FoA Inc.”), TMO, LFH and the other parties thereto, (ii) the Registration Rights Agreement, dated as of April 1, 2021, between FoA Inc., TMO, LFH and the other parties thereto, (iii) the Exchange Agreement, dated April 1, 2021, between FoA Inc., FoA Equity, TMO, LFH and the other parties thereto, (iv) the Tax Receivable Agreement, dated April 1, 2021, between FoA Inc., TMO, LFH and the other parties thereto and (v) the LTIP Award Settlement Agreement, dated as of October 12, 2020, by and among FoA Inc., FoA Equity, TMO, LFH and the other parties thereto (such agreements together with the LLC Agreement, collectively the “Equity Agreements”);

WHEREAS, in exchange for a payment from LFH in the amount of $2,500,000.00 (the “Consideration”), TMO desires to transfer to LFH all of the Class A Units held by TMO as of immediately prior to the effectiveness of this Agreement as set forth in the books and records of FoA Equity (the “TMO Units”); and

WHEREAS, pursuant to Section 8.03(c) of the LLC Agreement, without the consent of the Board or any other Person, each Member that is a Principal Stockholder may Transfer all or any portion of its Units in a Transfer not in violation of Section 8.06(b).

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereto, intending to be legally bound, hereby agree as follows:

1.	Transfer.

(a)            At or prior to the date of this Agreement, LFH has paid to TMO the Consideration and, in exchange, TMO hereby (i) assigns, transfers, conveys and delivers to LFH all of its right, title and interest in and to the TMO Units, free and clear of any liens, claims or other encumbrances, except for restrictions on transfer as set forth in the LLC Agreement or under the Securities Act of 1933, as amended or other applicable securities laws and (ii) in respect of the TMO Units, assigns and transfers to LFH all of its rights and interest under the Equity Agreements and novates and transfers to LFH all of its obligations under the Equity Agreements, whereupon TMO shall no longer be party to the Equity Agreements in respect of the TMO Units. LFH hereby accepts the TMO Units and agrees to pay and perform all unperformed obligations of TMO under and pursuant to the Equity Agreements relating to the TMO Units.

(b) The transfer set forth in Section 1(a) above shall be effective upon the execution and delivery of this Agreement by each party hereto and the parties shall cause FoA Equity to promptly record such transfer.

2.            Further Assurances. The parties hereto shall cooperate with one another at all times to do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents and instruments, as may reasonably be required to give full effect to this Agreement, including use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to complete the transfer contemplated hereunder.

3.            Governing Law. This Agreement is governed by and shall be construed in accordance with the Laws of the State of Delaware.

4.            Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties to this Agreement.

5.            Headings. Section headings used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

6.            Amendments. No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of each of TMO or LFH.

7.            Entire Agreement. This Agreement, together with the other agreements contemplated hereby or referenced herein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.            Execution of Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts (including by means of electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Unit Transfer Agreement as of the date first above written.

Libman Family Holdings, LLC

By:	/s/ Brian L. Libman
Name:	Brian L. Libman
Title:	Manager

The Mortgage Opportunity Group, LLC

By:	/s/ Brian L. Libman
Name:	Brian L. Libman
Title:	Manager